Exhibit 99.1

FOR IMMEDIATE RELEASE	May 16, 2014
Media Contact: Joseph Barrios, (520) 884-3725	Page 1 of 2
Financial Analyst Contact: Chris Norman, (520) 884-3649

FORTIS AGREES TO FUND $30 MILLION IN CUSTOMER SAVINGS THROUGH UNS ENERGY ACQUISITION

Tucson, Ariz. - Fortis Inc. (TSX:FTS) and UNS Energy (NYSE: UNS) have agreed to provide customer bill credits totaling $30 million over five years as well as additional capital and enhanced consumer protections as part of a settlement filed with the Arizona Corporation Commission (ACC) regarding Fortis' proposed acquisition of UNS Energy.

The settlement, which was filed May 16, was endorsed by both companies as well as by ACC Staff, the Residential Utility Consumer Office (RUCO), customer representatives, organized labor and other parties. It is subject to the review of the ACC, which could approve, reject or modify the proposed settlement. If approved, the transaction is expected to be finalized by the end of 2014.

“This agreement offers multiple, substantive benefits for our customers throughout Arizona,” said David Hutchens, President and CEO of UNS Energy and its subsidiaries, including Tucson Electric Power (TEP) and UniSource Energy Services (UES). “It enhances the financial strength of our local utility operations, provides additional support for our long-term investments and ensures that customers immediately share in the financial benefits of this transaction.”

The $4.3 billion acquisition, which includes the assumption of $1.8 billion in debt, was approved by UNS Energy shareholders on March 26. Fortis has agreed that TEP and UES will remain headquartered in Tucson under local control with current management and staffing levels and no planned changes to existing operations.

Under terms of the settlement, customers of TEP and UES would receive bill credits totaling $10 million in the first year after the transaction is finalized and $5 million annually in years two through five. Fortis also has agreed to invest $220 million of equity into TEP and UES through UNS Energy, $20 million more than was proposed in the merger agreement signed by the two companies in December 2013.

“We are pleased that through this settlement, the ACC Staff, RUCO, customer representatives and other local stakeholders have agreed that our investment in UNS Energy will serve the public interest,” said Stan Marshall, Fortis’ President and CEO. “Fortis is fully committed to supporting the long-term success of TEP and UES under their local management teams.”

The settlement includes dividend limitations and other measures intended to protect each regulated utility and its customers. It also would require that UNS Energy establish an independent Board of Directors, with a majority of its members comprised of Arizona residents.

The full settlement agreement is available online through a link at http://www.uns.com/acquisition/.

The proposed acquisition of UNS Energy was approved by the Federal Energy Regulatory Commission on April 2, 2014. It remains subject to the approval of the ACC; review by the Committee on Foreign Investment in the United States; the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and the satisfaction of customary closing conditions.

About UNS Energy:

UNS Energy is a Tucson, Arizona-based company with consolidated assets of approximately $4 billion. UNS Energy subsidiary Tucson Electric Power serves approximately 414,000 customers in southern Arizona. UNS Energy subsidiary UniSource Energy Services provides natural gas and electric service for approximately 243,000 customers in northern and southern Arizona. UNS Energy shares are listed on the New York Stock Exchange and trade under the symbol UNS. To learn more, visit www.uns.com. Additional details about the proposed transaction are available online at www.uns.com/acquisition/.

About Fortis:

Fortis is the largest investor-owned distribution utility in Canada, with total assets of approximately $18.6 billion and fiscal 2013 revenue exceeding $4 billion. Its regulated utilities account for approximately 90% of total assets and serve approximately 2.5 million customers across Canada and in New York State and the Caribbean. Fortis owns non-regulated hydroelectric generation assets in Canada, Belize and Upstate New York. The Corporation's non-utility investment is comprised of hotels and commercial real estate in Canada. For more information, visit www.fortisinc.com or www.sedar.com.

Forward Looking Statements

Statements included in this news release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to UNS Energy’s and its subsidiaries’ future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, as well as the timing and consequences of the Fortis acquisition, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements. Those factors include, but are not limited to: the possibility that various conditions precedent to the consummation of the Fortis transaction will not be satisfied or waived; the ability to obtain regulatory approvals of the Fortis transaction on the timing and terms thereof; state and federal regulatory and legislative decisions and actions; regional economic and market conditions which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of our pension and other retiree benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; cyber attacks or challenges to our information security; and the performance of TEP's generating plants; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. UNS Energy and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.